Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-223888, 333-225756, 333-239611, and 333-274587 on Form S-3 and Registration Statement Nos. 333-218017, 333-248621 and 333-273307 on Form S-8 of our report dated February 25, 2025, relating to the financial statements of Playa Hotels & Resorts N.V. and the effectiveness of Playa Hotels & Resorts N.V.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ Deloitte & Touche LLP
McLean, VA

February 25, 2025